Abercrombie & Fitch Implements Significant Corporate Governance Enhancements: Separation of Chairman and CEO Roles, Addition of Three Independent Directors,
and Elimination of Shareholder Rights Plan

Appoints Arthur Martinez to Serve as Non-Executive Chairman

New Albany, Ohio, January 28, 2014: Abercrombie & Fitch Co. (NYSE: ANF) (the “Company”) today announced that it has appointed Arthur C. Martinez, Terry Burman, and Charles R. Perrin to the Abercrombie & Fitch Board of Directors, effective immediately, and that it has separated the roles of Chairman of the Board and Chief Executive Officer. Mr. Martinez has been appointed Non-Executive Chairman. Each of the new directors satisfies the independence standards of the New York Stock Exchange.

With the addition of Messrs. Martinez, Burman and Perrin, the Abercrombie & Fitch Board will expand to 12 members, all of whom are annually elected. As part of its commitment to being a leader in corporate governance practices, the Company also announced that its Board of Directors has determined to terminate the Company’s Shareholder Rights Plan. Additional information will be available in a Form 8-K to be filed today with the Securities and Exchange Commission.

Michael S. Jeffries, who has served as Chairman of the Board since 1996, will continue to serve as a Director and as the Company’s Chief Executive Officer. In connection with the separation of the roles of Chairman and Chief Executive Officer, Craig Stapleton, who has served as Lead Independent Director since 2010, will no longer serve in that role but will continue to serve as a Director and as Chair of the Nominating and Board Governance Committee.

Mike Jeffries, CEO, said, “I have strongly supported the significant corporate governance enhancements the Company has made in the past few years, and I am thrilled by the announcements we are making today. Arthur Martinez brings extensive sector expertise, deep boardroom experience, and valuable perspectives to the new role of Non-Executive Chairman. I am confident that he is the right choice to lead the Board of Abercrombie & Fitch as we execute against our strategic plans and move in to the next phase of the Company’s growth. Terry Burman and Charlie Perrin also bring extensive boardroom and retail experience and, along with Arthur, will be outstanding additions to the Abercrombie & Fitch Board. I could not be more excited to welcome them to Abercrombie & Fitch.”

Craig Stapleton, Chair of the Nominating and Board Governance Committee and former Lead Independent Director, said “These significant changes demonstrate the Company’s ongoing commitment to being a leader in corporate governance best practices and responding to shareholder concerns. The Company will continue to review additional corporate governance enhancements as part of this commitment. We are excited about the additions of Arthur, Terry and Charlie to the Board, all of whom are highly qualified and seasoned executives with distinguished track records of success.”

Arthur Martinez said, “I am honored to join the Board of Abercrombie & Fitch and take on the role of Non-Executive Chairman. This is a company with iconic global brands, highly talented employees and tremendous potential. I look forward to working with Mike, the other members of the Board, and the management team to build on the Company’s brand positioning and global appeal, and create long-term value for shareholders.”

About Arthur C. Martinez

Mr. Martinez brings substantial public company board experience and senior executive experience in the retail industry. Mr. Martinez currently serves on the Board of Directors of American International Group, IAC/Interactive Corporation, Fifth & Pacific Companies (formerly Liz Claiborne), International Flavors & Fragrances, Inc., where he is Lead Director, and HSN, Inc., where he is Chairman. In connection with his appointment as a Director and Non-Executive Chairman of Abercrombie & Fitch, Mr. Martinez has notified the boards of two companies, of which he currently is a director, that he will not stand for reelection at the next annual meeting. Mr. Martinez previously served on the Board of PepsiCo, Inc. and was Chairman of the Board of the Federal Reserve Bank of Chicago. He also served as Chairman and CEO of Sears, Roebuck and Co. and prior to that was Vice Chairman and a Director of Saks Fifth Avenue. Prior to that, Mr. Martinez served as the Group Chief Executive for the retail division of B.A.T. Industries/BATUS, Inc., which included Saks Fifth Avenue, Marshall Field’s and other department stores. Mr. Martinez received a B.S. degree from Polytechnic University of New York University, and an M.B.A. degree from Harvard Business School.

About Terry Burman

Mr. Burman brings to the Board significant experience and expertise in the retail industry. Mr. Burman is currently Chairman of Zale Corporation, and he serves on the Board of Tuesday Morning Corporation. He previously served on the Boards of Barry’s Jewelers, Inc., Caesars World, Inc., Unimax Corporation and Yankee Candle Company. Mr. Burman was previously CEO of Signet Jewelers Ltd. and served on the Signet Board of Directors. Prior to Signet, Mr. Burman was President and CEO of Barry’s Jewelers, Inc. Mr. Burman received a B.S. from the University of Southern California.

About Charles R. Perrin

Mr. Perrin joins the Board with experience serving on boards of both public and private companies in the retail industry. Mr. Perrin currently serves on the Board of the Campbell Soup Company. Previously, Mr. Perrin served on the Boards of Avon Products, Inc., Duracell, Inc., Eastern Mountain Sports, Inc. and Warnaco Group Inc., where he was Non-Executive Chairman. He served as Chairman and CEO of Avon Products, Inc and prior to that served as Chairman and CEO of Duracell International Inc. Mr. Perrin received a B.A. degree from Trinity College and an M.B.A. degree from Columbia University.

About Abercrombie & Fitch

Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and Kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie, Hollister and Gilly Hicks brands. The Company currently operates 890 stores in the United States and 166 stores across Canada, Europe, Asia and Australia. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com andwww.gillyhicks.com.
Media Contact:
Andy Brimmer / Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investor Contact:
Brian Logan
Abercrombie & Fitch
(614) 283-6877